PALVELLA THERAPEUTICS, INC.

CHANGE IN CONTROL Acceleration POLICY

1.
Introduction

Palvella Therapeutics, Inc. (together with its subsidiaries, the “Company”) has adopted this Change in Control Acceleration Policy (the “Policy”) to provide for accelerated vesting of equity-based awards held by Eligible Employees whose employment is terminated under certain circumstances during the Change in Control Period (as defined below). This Policy contains information that will help Eligible Employees understand the accelerated vesting being offered hereunder. Note that initially capitalized words and phrases used throughout this document are, if not elsewhere defined in this Policy, defined in Section 4.

This Policy will be effective as of the date it is approved by the Board or the Compensation Committee of the Board (the “Effective Date”). This Policy supersedes any and all plans, policies, provisions, agreements and arrangements providing for accelerated vesting of equity awards or equity-based payments to an Eligible Employee that may have been in effect before the Effective Date. Notwithstanding anything to the contrary in the foregoing, in the event an Eligible Employee is party to an agreement or other arrangement with the Company that provides greater acceleration benefits than set forth in this Policy, such Eligible Employee shall be entitled to receive the payments or benefits under such other agreement or arrangement and shall not be eligible to receive any payments or benefits under this Policy.

2.
Purpose

The purpose of the Policy is to establish the conditions under which Eligible Employees will receive accelerated vesting of equity awards or equity-based payments if employment with the Company or its successor terminates under the circumstances specified herein during the Change in Control Period.

3.
Eligibility

For purposes of this Policy, “Eligible Employee” means any employee of the Company with the title of Vice President or above determined as of immediately prior to a Change in Control.

4.
Definitions

For purposes of this Policy, the following definitions shall apply.

(a)
“Accelerated Vesting Date” shall mean the later of (x) (a) the date of an Eligible Employee’s Involuntary Termination, if such Eligible Employee’s Release has become effective on or prior to the date of such Involuntary Termination and (b) the effective date of the Eligible Employee’s Release, if such Eligible Employee’s Release has not yet become effective on the date of the Eligible Employee’s Involuntary Termination and (y) the date of a Change in Control.
(b)
“Board” means the Board of Directors of the Company.

(c)
“Cause” has the meaning ascribed to such term in any written agreement between the Eligible Employee and the Company defining such term and, in the absence of such agreement, such term means, with respect to an Eligible Employee, the occurrence of any of the following events: (i) an Eligible Employee’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) an Eligible Employee’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) an Eligible Employee’s intentional, material violation of any contract or agreement between the Eligible Employee and the Company or of any statutory duty owed to the Company; (iv) an Eligible Employee’s unauthorized use or disclosure of the Company’s confidential information, intellectual property or trade secrets; (v) an Eligible Employee’s refusal to comply with any lawful directive or policy of the Company which refusal is not cured by the Eligible Employee within ten (10) days of such written notice from the Company; or (vi) such Eligible Employee’s gross misconduct.
(d)
“Change in Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, directly or indirectly, of securities of the Company representing 50% or more of the total power to vote for the election of directors of the Company; (ii) during any twelve month period, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Section 4(d)(i), Section 4(d)(iii), or Section 4(d)(iv)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period of whose election or nomination for election was previously approved, cease for any reason to constitute a majority thereof; (iii) the merger or consolidation of the Company with another corporation other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to the merger or consolidation, continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (iv) the sale or other disposition of all or substantially all of the assets of the Company. Notwithstanding anything in this Policy to the contrary, to the extent necessary to comply with Section 409A of the Code, no event that, but for the application of this sentence, would be a Change in Control as defined in this Policy shall be a Change in Control unless such event is also a “change in control event” as defined in Section 409A of the Code.
(e)
“Change in Control Period” means the period beginning three months prior to the effective date of a Change in Control and continuing for the 12 months immediately following such Change in Control.
(f)
“Code” means the Internal Revenue Code of 1986, as amended.
(g)
“Date of Termination” means the date that an Eligible Employee’s employment with the Company or its successor ends.

(h)
“Good Reason” has the meaning ascribed to such term in any written agreement between the Eligible Employee and the Company defining such term and, in the absence of such agreement, such term means, with respect to an Eligible Employee, that the Eligible Employee followed the “Good Reason Process” (as defined below) following the occurrence of one or more of the following: (i) a material reduction in the Eligible Employee’s duties, authority or responsibilities, provided, that a change in the reporting relationship, or a change in title will not, by itself, be sufficient to constitute a material reduction of responsibilities, authority or duties; (ii) a material reduction in the base salary paid by the Company to the Eligible Employee to which the Eligible Employee has not provided written consent, other than a decrease in the base salary where the Company contemporaneously decreases the salaries of all senior executives of the Company and the Eligible Employee’s base salary is decreased by a percentage that is not greater than the percentage by which the salaries of such other senior executives are decreased; or (iii) a change of more than 50 miles in the geographic location at which the Eligible Employee performs his or her services.
(i)
“Good Reason Process” means that (a) the Eligible Employee reasonably determines in good faith that a “Good Reason” condition has occurred; (b) the Eligible Employee notifies the Company or its successor in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such a condition; (c) the Company fails to remedy such condition(s) within 30 days following such notice (the “Cure Period”); (d) notwithstanding such efforts, the Good Reason condition continues to exist; and (e) termination of the Eligible Employee’s employment occurs no later than 15 business days following the expiration of the Cure Period. If the Company or its successor cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.
(a)
“Involuntary Termination” means termination of the Eligible Employee’s employment (i) by the Company or its successor without Cause or (ii) by the Eligible Employee for Good Reason.
5.
Accelerated Vesting Upon an Involuntary Termination during the Change in Control Period

In the event of an Eligible Employee’s Involuntary Termination during the Change in Control Period, then, subject to (i) the Eligible Employee signing a general release of claims against the Company and all related persons and entities (the “Release”), and (ii) the Release becoming fully effective and, if applicable, irrevocable, all within 60 days after the Date of Termination (or such shorter period as set forth in the Release), then, notwithstanding anything to the contrary in any applicable award agreement, all then unvested and outstanding restricted stock awards, stock options, restricted stock units and any other equity awards of the Company (collectively, the “Equity Awards”) as of the Date of Termination shall become fully vested; provided that, with respect to any awards subject to performance-based vesting, unless otherwise explicitly set forth in the applicable award agreement, such awards shall vest based on target performance; provided further, that in the event the Release has not become effective as of such Date of Termination, such acceleration of vesting shall be tolled until the earlier of (x) the effective date of the Release, whereupon the acceleration of vesting will automatically become effective (or, if later, the Change in Control), or (y) the date upon which the Release can no longer become fully effective, whereupon the above-described acceleration shall not occur, and the unvested portion of the Eligible Employee’s Equity Awards that would otherwise be forfeited on the Date of Termination (the “Unvested Equity Awards”) will be forfeited; and provided, further, that in order to effectuate the acceleration of vesting contemplated herein, the forfeiture of the Unvested Equity Awards that would otherwise occur on the Date of Termination shall be delayed until the earlier of (A) the effective date of the Release, or (B) the date that the Release can no longer become fully effective. Notwithstanding the foregoing, no additional vesting of the Equity Awards shall occur during the period between the Date of Termination and the Accelerated Vesting Date. For the avoidance of doubt, upon an Involuntary Termination prior to the consummation of a Change in Control (1) all Unvested Equity Awards held by the Eligible Employee as of the Date of Termination will remain outstanding for a period of up to three months thereafter (unless such Equity Awards are forfeited prior to such date pursuant to clause (B) of the preceding sentence) and remain eligible to become vested upon the consummation of such Change in Control and, to the extent such Equity Awards do not become vested in accordance with the terms set forth in this Section 5 on or prior to the date that is three months following the Date of Termination, all then-unvested Equity Awards held by such Eligible Employee will automatically and without further action be canceled and forfeited on the three-month anniversary of the Date of Termination.

6.
Section 409A
(a)
Anything in this Policy to the contrary notwithstanding, if at the time of the Eligible Employee’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Eligible Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Eligible Employee becomes entitled to under this Policy on account of the Eligible Employee’s separation from service would be considered deferred compensation otherwise subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Eligible Employee’s separation from service, or (B) the Eligible Employee’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(b)
To the extent that any payment or benefit described in this Policy constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Eligible Employee’s termination of employment, then such payments or benefits shall be payable only upon the Eligible Employee’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A‑1(h).
(c)
The Company intends that this Policy will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Policy is ambiguous as to its exemption from or compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder are exempt from, or comply with, Section 409A of the Code. Each payment pursuant to this Policy is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A‑2(b)(2). This Policy may be amended as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost.
(d)
The Company makes no representation or warranty and shall have no liability to any Eligible Employee or any other person if any provisions of this Policy are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
7.
Certain Reduction of Payments

If (a) any payment or benefit received or to be received by an Eligible Employee pursuant to this Policy any other plan, arrangement or agreement (collectively, the “Total Payments”) would constitute (in whole or in part) an “excess parachute payment” within the meaning of Section 280G(b) of the Code, and (b) the Eligible Employee would retain more of the Total Payments (after the payment of applicable tax liabilities imposed on the Total Payments) in the event that the Cap (defined below) is imposed, then the amount of the Total Payments shall be reduced until the aggregate “present value” (as that term is defined in Section 280G(d)(4) of the Code) of the Total Payments is such that no part of the Total Payments constitutes an “excess parachute payment” within the meaning of Section 280G(b) of the Code (the “Cap”). In such event, the Total Payments shall be reduced in the following order: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

8.
Withholding; Tax Effect

All payments made by the Company to an Eligible Employee under this Policy shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Policy shall be construed to require the Company to make any payments to compensate the Eligible Employee for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

9.
Policy Not an Employment Contract

The Policy is not a contract between the Company and any employee, nor is it a condition of employment of any employee. This Policy does not change the “at-will” employment status of any employee. Nothing contained in the Policy gives, or is intended to give, any employee the right to be retained in the service of the Company, or to interfere with the right of the Company to discharge or terminate the employment of any employee at any time and for any reason. No employee shall have the right or claim to pay or benefits beyond those expressly provided in this Policy, if any. All rights and claims are limited as set forth in the Policy.

10.
Successors and Assigns

No right or interest of any Eligible Employee in the Policy shall be assignable or transferable in whole or in part either directly or by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge or bankruptcy. The Company may assign or otherwise transfer this Policy without any Eligible Employee’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization or consolidation, into which the Company merges or to whom it transfers all or substantially all of its properties or assets; provided that if the Eligible Employee remains employed or becomes employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then the Eligible Employee shall not be entitled to any payments, benefits or vesting pursuant to Section 5 of this Policy solely as a result of such transaction. This Policy shall inure to the benefit of and be binding upon the Eligible Employee and the Company, and each of the Eligible Employee’s and the Company’s respective successors, executors, administrators, heirs and (in the Company’s case) permitted assigns.

11.
Amendment or Termination

The Board may amend, modify or terminate the Policy at any time in its sole discretion; provided, however, that no such amendment, modification or termination may negatively affect the rights of an Eligible Employee then receiving payments or benefits under the Policy without the express written consent of such person. Notwithstanding the foregoing, an Eligible Employee’s rights under this Policy may not be adversely affected by an amendment or termination of this Policy occurring within the Change in Control Period without the express written consent of such person.

12.
Governing Law

This Policy and the rights of all persons under this Policy shall be shall be construed under and be governed in all respects by the laws of the State of Delaware. This Policy is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

DATE OF BOARD APPROVAL: AUGUST 3, 2026